EXHIBIT 5.23

First Mining Gold Corp.

Suite 2070 – 1188 West Georgia Street

Vancouver, B.C.  V6E 4A2

I hereby consent to the (i) use of my name in connection with reference to my involvement in the preparation of certain technical information found in the report entitled “NI 43-101 Technical Report and Mineral Resource Estimate Update for the Duparquet Project, Quebec, Canada”, dated October 6, 2022 with an effective date of September 12, 2022 (the “Report”), and (ii) the inclusion and incorporation by reference of information derived from such Report, in First Mining Gold Corp.’s Registration Statement on Form F-10 (File No. 333-276202).

Sincerely,

/s/ Guy Comeau, P.Eng.
Guy Comeau, P.Eng

Dated the 23rd day of January, 2024.